THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM GALVIN

SECRETARY OF THE COMMONWEALTH

STATE HOUSE - BOSTON, MA

AMENDMENT TO THE DECLARATION OF TRUST

We, John R. Hebble, President, and Scott C. Goebel, Secretary,
of

FIDELITY SALEM STREET TRUST
(formerly Fidelity Fixed-Income Trust)

82 DEVONSHIRE STREET

BOSTON, MASSACHUSETTS 02109

hereby certify that, in accordance with ARTICLE I, SECTION 1 of the Amended and Restated Declaration of Trust of Fidelity Salem Street Trust (dated May 16, 2001), the following Amendment to said Declaration of Trust was duly adopted by a vote of the Board of Trustees held on September 15, 2011:

VOTED: That the Amended and Restated Declaration of Trust dated May 16, 2001, be and hereby is, amended as follows:

That Article I, Section 1 of the Amended and Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:

NAME

Section 1. This Trust formerly known as "Fidelity Fixed-Income Trust" shall be known as "Fidelity Salem Street Trust."

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this October 14, 2011.

/s/John R. Hebble	/s/Scott C. Goebel
John R. Hebble	Scott C. Goebel
President	Secretary